Exhibit 8.2

Consent of Hacker, Johnson & Smith PA

The Board of Directors

CenterState Banks, Inc.:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of CenterState Banks, Inc., a Florida corporation (“CenterState”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed business combination between CenterState and First Southern Bancorp, Inc., a Florida corporation.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit in the Pre-Effective Amendment No. 1 to the Form S-4, Registration Statement under the Securities Act of 1933, and to the use of our name under the section “Material U.S. Federal Income Tax Consequences of the Merger”. In giving such consent, we do not herby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

April 11, 2014